Exhibit 10.3

AMENDED AND RESTATED FIRST LIEN SECURITY AGREEMENT

Dated as of May 6, 2010

From

The Grantors referred to herein

as Grantors

To

GE BUSINESS FINANCIAL SERVICES INC.

as Collateral Agent

T A B L E  O F  C O N T E N T S

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SECTION 25. Release; Termination	16

SECTION 26. Execution in Counterparts	17

SECTION 27. Governing Law	17

Schedules

Schedule I	—	Investment Property
Schedule II	—	Pledged Accounts
Schedule III	—	[Intentionally Omitted].
Schedule IV	—	Intellectual Property
Schedule V	—	Commercial Tort Claims
Schedule VI	—	Location, Chief Executive Office, Type of Organization, Jurisdiction of Organization and Organizational Identification Number
Schedule VII	—	Changes in Name, Location, Etc.
Schedule VIII	—	Locations of Equipment and Inventory

Exhibits

Exhibit A	—	[Intentionally Omitted]
Exhibit B	—	Form of Copyright Security Agreement
Exhibit C	—	Form of Patent Security Agreement
Exhibit D	—	Form of Trademark Security Agreement
Exhibit E	—	Form of Security Agreement Supplement

iii

AMENDED AND RESTATED FIRST LIEN SECURITY AGREEMENT

AMENDED AND RESTATED FIRST LIEN SECURITY AGREEMENT dated as of May 6, 2010 (this “Agreement”) made by UNIVERSAL HOSPITAL SERVICES, INC., a Delaware corporation (the “Borrower”), UHS HOLDCO, INC., a Delaware corporation (the “Parent”) and any other Person that subsequently becomes a party hereto (together with the Borrower, the “Grantors”), to GE BUSINESS FINANCIAL SERVICES INC. (formerly known as Merrill Lynch Business Financial Services Inc.), as collateral agent (together with any successor collateral agent appointed pursuant to Article 9 of the Credit Agreement referred to below, the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

PRELIMINARY STATEMENTS

The Borrower and the Parent, have entered into a First Lien Security Agreement dated May 31, 2007 (the “Existing Security Agreement”) securing the obligations of Borrower under that certain Credit Agreement dated as of May 31, 2007 (the “Existing Credit Agreement”) among the Borrower, the Parent, the lenders and financial institutions from time to time party thereto, and GE Business Financial Services, Inc., as Administrative Agent.

The parties thereto have amended and restated the Existing Credit Agreement pursuant to the Amended and Restated Credit Agreement dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Parent, the Lenders party thereto, the Initial L/C Issuer, the Initial Swing Line Lender, the Administrative Agent, and GE Capital Markets, Inc. and Banc of America Securities, LLC, as Co-Lead Arrangers and as Co-Book Runners.

Each Grantor is the owner of the indebtedness (the “Initial Pledged Debt”) set forth opposite such Grantor’s name on and as otherwise described in Schedule I hereto and issued by the obligors named therein.

Each Grantor is the owner of the deposit accounts (the “Pledged Deposit Accounts”) and the securities accounts (the “Pledged Securities Accounts”) set forth opposite such Grantor’s name on Schedule II hereto.

The Borrower will be the owner of an account to be opened at the request of the Collateral Agent (the “Collateral Account” and, together with the Pledged Deposit Accounts and the Pledged Securities Accounts, the “Pledged Accounts”).

The Grantors own the other Collateral described below.

It is a condition precedent to the effectiveness of the amendment and restatement of the Existing Credit Agreement that the Grantors shall have amended and restated the Existing Security Agreement and granted the security interest contemplated by this Agreement.  Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Loan Documents.

Terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement.  Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9.  “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the

Uniform Commercial Code as in effect in a jurisdiction other than the State of New York,  “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

NOW, THEREFORE, in consideration of the premises and in order to induce (a) the Lenders to amend and restate the Existing Credit Agreement and make Loans and issue Letters of Credit under the Credit Agreement, (b) Affiliates of the Lenders to incur Cash Management Obligations, and (c) the Hedge Banks to enter into Secured Hedge Agreements from time to time, each Grantor hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:

SECTION 1.  Grant of Security.  Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a)                                  all equipment in all of its forms, including, without limitation, all machinery, tools, motor vehicles, vessels, aircraft, furniture and fixtures, and all parts thereof and all accessions thereto, including, without limitation, computer programs and supporting information that constitute equipment within the meaning of the UCC (any and all such property being the “Equipment”);

(b)                                 all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor), and all accessions thereto and products thereof and documents therefor, including, without limitation, computer programs and supporting information that constitute inventory within the meaning of the UCC (any and all such property being the “Inventory”);

(c)                                  all accounts (including, without limitation, health-care-insurance receivables), chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, securities accounts, letter-of-credit rights, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, securities accounts, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in subsection (d) or (e) below, being the “Receivables,” and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);

(d)                                 the following (collectively, the “Security Collateral”):

(i)                                     the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

(ii)                                  all additional indebtedness from time to time owed to such Grantor (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

(e)                                  Contracts;

(f)                                    the following (collectively, the “Account Collateral”):

(i)                                     the Pledged Deposit Accounts, the Pledged Securities Accounts, the Collateral Account and all funds and financial assets from time to time credited thereto (including without limitation, all Cash Equivalents), all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing the Pledged Deposit Accounts, the Pledged Securities Accounts or the Collateral Account;

(ii)                                  all promissory notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent for or on behalf of such Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii)                               all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral; and

(g)                                 the following (collectively, the “Intellectual Property Collateral”):

(i)                                     all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii)                                  all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii)                               all copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);

(iv)                              all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

(v)                                 all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

(vi)                              all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration set forth in Schedule IV hereto, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(vii)                           all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(viii)                        all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary (all of the foregoing collectively referred to as “IP Agreements”); and

(ix)                                any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(h)                                 the commercial tort claims described in Schedule V hereto (together with any commercial tort claims as to which the Grantors have complied with the requirements of Section 14, the “Commercial Tort Claims Collateral”);

(i)                                     all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral; and

(j)                                     all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in subsections (a) through (i) of this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash.

Notwithstanding anything herein to the contrary, this Agreement shall not constitute a grant of security interest in (and the term “Collateral” shall be deemed not to include) (A) any lease, license, contract, property rights or agreement to which any Grantor is a party or any of its rights or interests thereunder, to the extent that and for so long as (but only for so long as), the grant of such security interest shall (1) constitute or result in the abandonment, invalidation or unenforceability under applicable law of any right, title or interest of any Grantor therein or (2) constitute or result in a material breach or termination pursuant to the terms of, or a material default, under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions)); (B) any Equipment owned by any Grantor that is subject to a purchase money Lien or a Capitalized Lease (as defined in the Credit Agreement) permitted pursuant to the Credit Agreement if the contract or other agreement in which such Lien is granted (or in the documentation providing for such Capitalized Lease) prohibits the creation of any other Lien on such Equipment, but only, in each case, to the extent and for so long as (but only for so long as), the Indebtedness (as defined in the Credit Agreement) secured by the applicable Lien or the applicable Capitalized Lease has not been repaid in full or the applicable prohibition has not otherwise been removed or terminated; provided that any proceeds, substitutions or replacements of any property included in subclauses (A) and (B) above shall not be excluded (unless such proceeds, substitutions or replacements would itself constitute property excluded under subclause (A) or (B)); (C) any Equity Interests or investment property in any subsidiary or joint venture; or (D) motor vehicles and other assets subject to certificates of title and letter of credit rights, and assets requiring perfection through control agreements (other than deposit accounts and securities accounts (excluding any payroll, trust, petty cash, zero balance and tax withholding accounts).

SECTION 2.  Security for Obligations.  This Agreement secures, in the case of each Grantor, the payment of all Obligations of such Grantor now or hereafter existing under the Loan Documents and all Cash Management Obligations and Secured Hedge Obligations of such Grantor, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such Obligations being the “Secured Obligations”).  Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor to any Secured Party under the Loan Documents, but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

SECTION 3.  Grantors Remain Liable.  Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 4.  Delivery and Control of Security Collateral and Chattel Paper.  (a)  All instruments representing or evidencing Security Collateral in excess of $500,000 in principal amount individually shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent.  Upon the occurrence and during the continuance of (x) an Event of Default, the Collateral Agent shall have the right, at any time, to (i) transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Security Collateral and (ii) exchange instruments representing or evidencing Security Collateral for instruments of smaller or larger denominations; provided that the Collateral Agent provides written notice to the applicable Grantor.  If any Grantor has possession of any Chattel Paper representing monetary obligations in excess of $500,000, such Chattel Paper shall be marked with the following legend: “This writing and the obligations evidenced or secured thereby are subject to the security interest of Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Collateral Agent, for the benefit of the Collateral Agent and certain Lenders”.  If any Grantor has possession of any electronic chattel paper representing monetary obligations in excess of $500,000, each Grantor shall take all steps necessary to grant the Collateral Agent control of all such electronic chattel paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

(b)                                 Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Security Collateral.

(c)                                  Upon the request of the Collateral Agent upon the occurrence and during the continuance of an Event of Default, each Grantor will notify each issuer of Security Collateral granted by it hereunder that such Security Collateral is subject to the security interest granted hereunder.

SECTION 5.  Maintaining the Collateral Account; Pledged Accounts.  So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than contingent indemnification obligations not yet accrued and payable and which by their terms survive termination of the Loan Document), any Letter of Credit shall be outstanding, or any Lender shall have any Commitment (provided that Letters of Credit shall be deemed no longer outstanding hereunder in accordance with the Cash Collateralization or back-to-back letter of credit provisions set forth in Section 2.03(g) of the Credit Agreement):

(a)                                  Each Grantor will maintain the Pledged Accounts only with the financial institution acting as Collateral Agent hereunder or with a bank or other institution (a “Pledged Account Bank”) that has agreed with such Grantor and the Collateral Agent to comply, upon the occurrence and during the continuance of an Event of Default, and upon a receipt of notice of exclusive control, to comply with instructions originated by the Collateral Agent directing the disposition of funds in such deposit account without the further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Collateral Agent (a “Control Agreement”); provided, however, that this Section 5(a) shall not apply (i) to deposit accounts to the extent the average daily balance, measurable over a trailing 30 day period, on deposit in each such deposit account does not exceed $50,000 at any time or operated solely as a payroll account, zero balance account or tax withholding account, (ii) to securities accounts to the extent that the average daily value, measurable over a 30 day trailing period, of financial assets credited to each such securities account does not exceed $50,000 at any time, and (iii) as expressly limited by clause (c) below.  Each Grantor agrees that at no time shall the sum of (x) the average daily balance, measurable over a trailing 30 day period, of amounts on deposit in all deposit accounts for which there is not in effect a Control Agreement and (y) the average daily value, measurable over a trailing 30 day period, of financial assets credited to all securities accounts for which there is not in effect a Control Agreement, exceed in the aggregate $250,000.

(b)                                 If an Event of Default shall have occurred or be continuing, the Collateral Agent may, at any time and without notice to, or consent from, the Grantor, transfer, or direct the transfer of funds from the Pledged Accounts to satisfy the Grantor’s Obligations under the Loan Documents.

(c)                                  Anything in clause (a) above to the contrary notwithstanding, the Grantors shall not be required to deliver fully-executed Control Agreements with respect to the Pledged Securities Accounts until June 21, 2010.  At the request of the Grantors, such date may be extended in the reasonable discretion of the Collateral Agent.

SECTION 6.  Investing of Amounts in the Collateral Account.  During periods when the Collateral Agent exercises sole control over the Collateral Account, the Collateral Agent shall, subject to the provisions of Sections 5, 7 and 20:  (a) from time to time, invest, or direct the applicable Pledged Account Bank to invest, amounts received with respect to the Collateral Account in such Cash Equivalents credited to the Collateral Account as the Borrower may select, (b) from time to time, invest interest paid on the Cash Equivalents referred to in subsection (a) above and reinvest other proceeds of any such Cash Equivalents that may mature or be sold, in each case in such Cash Equivalents credited in the same manner, (c) deposit interest and proceeds that are not invested or reinvested in Cash Equivalents as provided above in the Collateral Account and (d) have the right to exchange, or direct the applicable Pledged Account Bank to exchange, such Cash Equivalents for similar Cash Equivalents of smaller or larger determinations, or for other Cash Equivalents, credited to the Collateral Account.

SECTION 7.  Release of Amounts.  To the extent that (a) any proceeds were deposited in a Pledged Account during the continuance of an Event of Default and (b) there are remaining proceeds in such Pledged Account upon the termination of such Event of Default, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent will pay and release, or direct the applicable Pledged Account Bank to pay and release, to the applicable Grantor or at its order or, at the request of such Grantor, to the Collateral Agent to be applied to the Obligations of the Grantors under the Loan Documents, such amount, if any, as is then on deposit in such Pledged Account, in each case to the extent permitted to be released under the terms of the Credit Agreement.

SECTION 8.  Representations and Warranties.  Each Grantor represents and warrants as follows:

(a)                                  Such Grantor’s exact legal name, as defined in Section 9-503(a) of the UCC, is correctly set forth in Schedule VI hereto.  Such Grantor’s location, chief executive office, type of organization, jurisdiction of organization and organizational identification number, if any, is set forth in Schedule VI hereto and is accurate in all material respects.  Within the five years preceding the date hereof, such Grantor has not changed its legal name, location (as defined in the UCC), chief executive office, type of organization, jurisdiction of organization or organizational identification number, if any, from those set forth in Schedule VI hereto except as set forth in Schedule VII hereto.

(b)                                 Such Grantor is the legal and beneficial owner of, or with respect to Intellectual Property has the right to use, the Collateral for which a security interest is granted or purported to be granted by it under this Agreement free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement or otherwise permitted under the Credit Agreement.  No effective financing statement or other instrument similar in effect covering all or any part of the Collateral or listing such Grantor as debtor is on file in any relevant recording office, except such as may have been filed in favor of the Collateral Agent relating to the Loan Documents or as otherwise permitted under the Credit Agreement.

(c)                                  All of the Equipment and Inventory (other than Equipment and Inventory that is (i) located at customer or supplier locations in the normal course of business or (ii) in transit or out for repair or further process) of such Grantor are located at the places specified therefor in Schedule VIII hereto or at another owned or leased location as to which such Grantor has complied (or will comply within the period set forth therein) with the requirements of Section 10 or otherwise has an aggregate book value of no more than $250,000.

(d)                                 None of the Receivables or Agreement Collateral is evidenced by a promissory note or other instrument in excess of (i) $250,000 individually and (ii) $1,000,000 in the aggregate, that has not been delivered to the Collateral Agent.

(e)                                  If such Grantor is an issuer of Security Collateral, such Grantor confirms that it has received notice of the security interest granted hereunder.

(f)                                    The Pledged Debt pledged by such Grantor hereunder has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the issuers thereof, is not in default and, to the extent applicable, is evidenced by one or more promissory notes (which promissory notes have been delivered to the Collateral Agent).

(g)                                 The Initial Pledged Debt constitutes all of the outstanding indebtedness in excess of (i) $100,000 individually and (ii) $500,000 in the aggregate, owed to such Grantor by the issuers thereof evidenced by a note or other instrument and is outstanding in the principal amount indicated on Schedule I hereto.

(h)                                 Such Grantor has (i) no deposit accounts to the extent that the average daily balance, measurable over a 30 day trailing period, on deposit in each such deposit account is in excess of $50,000 other than the Collateral Account, or Pledged Deposit Accounts listed on Schedule II hereto or operated solely as a payroll account, zero balance account or tax withholding account and additional Pledged Deposit Accounts as to which such Grantor has complied with the applicable requirements of Section 5, and (ii) no securities accounts to the extent that the average daily value, measurable over a 30 day trailing period, of financial assets credited to each such securities account is in excess of $50,000 other than the Pledged Securities Accounts listed on Schedule II hereto and additional Pledged Securities Accounts as to which such Grantor has complied with the applicable requirements of Section 5.

(i)                                     This Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid first priority security interest, except as otherwise provided for under the Loan Documents, in the Collateral granted by such Grantor, securing the payment of the Secured Obligations.  Each Grantor has authorized the Collateral Agent to file financing and continuation statements under the UCC and record Intellectual Property Security Agreements referred to in Section 13(c) with the U.S. Patent and Trademark Office and the U.S. Copyright Office necessary to perfect a first priority security interest in the respective Collateral, as applicable, subject to certain exceptions contained herein and in the Credit Agreement.

(j)                                     No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required (other than as otherwise provided for under the Credit Agreement or this Agreement) for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection (to the extent required hereunder and excluding any security interest in cash) or maintenance of the security interest created hereunder (including the first priority nature of such security interest), except for the filing of financing and continuation statements under the UCC, which, upon filing of the financing statements delivered pursuant to Section 4.01(a)(iv)(B) of the Credit Agreement, have been duly filed and are in full force and effect, upon the recordation of the Intellectual Property Security Agreements referred to in Section 13(d) with the U.S. Patent and Trademark Office and the U.S. Copyright Office, any filings outside the United States required to perfect a security interest in Intellectual Property Collateral, and the actions described in Section 4 with respect to the Security Collateral, which actions, upon filing of the Intellectual Property Security Agreement executed by the Loan Parties on the Closing Date, have been taken and are in full force and effect, or (iii) the exercise by the Collateral Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally.

(k)                                  As to itself and its Intellectual Property Collateral:

(i)                                     Except as could not be reasonably expected to have a Material Adverse Effect, the operation of such Grantor’s business as currently conducted and the use of the Material Intellectual Property Collateral (as defined below) in connection therewith does not infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party.

(ii)                                  Such Grantor is the exclusive owner or joint owner of all right, title and interest in and to the Material Intellectual Property Collateral, or is entitled to use the Material Intellectual Property Collateral subject only to the terms of the related IP Agreements.

(iii)                               The Intellectual Property Collateral set forth on Schedule IV hereto includes all patents, patent applications, domain names, trademark registrations and applications, copyright registrations and applications that are owned by and material to the business of such Grantor in each case which are reasonably necessary to the operation of such Grantor’s respective business.

(iv)                              The Material Intellectual Property Collateral owned by such Grantor is subsisting and has not been adjudged invalid or unenforceable in whole or part, and is valid and enforceable.

(v)                                 Except as set forth on Schedule IV hereto, such Grantor has not granted any material license, release, covenant not to sue, non-assertion assurance, or other material right to any Person with respect to any part of the Material Intellectual Property Collateral (other than (A) licenses granted to such Grantor’s customers in the ordinary course of business), the effect of which would create a material impairment of such Grantor’s use of such Material Intellectual Property Collateral as intended in the operation of its respective business. The consummation of the transactions contemplated by the Transaction Documents will not result in the termination or impairment of any of the Material Intellectual Property Collateral.

(vi)                              With respect to each material IP Agreement, except as could not be reasonably expected to have a Material Adverse Effect:  (A) such IP Agreement is valid and binding and in full force and effect with respect to such Grantor, and to the knowledge of any Specified Officer of such Grantor, with respect to any other party thereto, and represents the entire agreement between the respective parties thereto with respect to the subject matter thereof; (B) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a material breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) such Grantor has not received any written notice of termination or cancellation under such IP Agreement; (D) such Grantor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured; and (E) neither such Grantor nor, to the knowledge of any Specified Officer of such Grantor, is any other party to such IP Agreement is in breach or default thereof in any material respect, and, to the knowledge of any Specified Officer of such Grantor no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

(l)                                     Such Grantor has no commercial tort claims in excess of $2,500,000 other than those listed in Schedule V hereto and additional commercial tort claims as to which such Grantor has complied with the requirements of Section 14.

SECTION 9.  Further Assurances.  (a)  Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further commercially reasonable action that is necessary, or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor.  Each

Grantor further agrees that it shall, at the expense of such Grantor, take any and all commercially reasonable actions necessary to defend title to the Collateral against all Persons and to defend the security interest created hereunder and the priority thereof against any Lien prohibited under the Credit Agreement.

(b)                                 Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement.  A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

(c)                                  Each Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(d)                                 Notwithstanding anything to the contrary in this Agreement or any other Collateral Document, this Agreement shall be subject to the provisions of Section 6.12 of the Credit Agreement.

SECTION 10.  As to Equipment and Inventory.  Each Grantor will keep its Equipment (other than Equipment that is located at a customer or supplier location or is intransit in the ordinary course of business or sold in accordance with the Credit Agreement) and Inventory (other than Inventory on consignment or sold in the ordinary course of business) at the places therefor specified in Section 8(c) or at such other places identified by UHS concurrently with the delivery of the financial statements pursuant to Section 6.01(b) of the Credit Agreement.

(a)                                  Each Grantor will cause its Equipment to be maintained and preserved in accordance with Section 6.06 of the Credit Agreement.

(b)                                 Each Grantor will pay promptly when due all property and other material taxes, assessments and governmental charges or levies imposed upon, and all claims (including, without limitation, claims for labor, materials and supplies) against, its Equipment and Inventory, except to the extent payment thereof is not required by Section 6.04 of the Credit Agreement.

(c)                                  Each Grantor, at its own expense, shall deliver to the Collateral Agent the results of each physical verification, if any, which such Grantor may in its discretion have made, or caused any other Person to make on its behalf, of all or a portion of its Inventory.

SECTION 11.  Insurance.  Each Grantor will, at its own expense, maintain insurance as required by the terms of the Credit Agreement.  Each casualty, property and liability (excluding business interruption) policy shall in addition (a) name the Collateral Agent as loss payee or additional insured party, as applicable, thereunder (without any representation or warranty by or obligation upon the Collateral Agent) or other language satisfactory to the Collateral Agent, (b) provide that there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto and (c) provide that at least 10 days’ prior written notice of cancellation or of lapse shall be given to the Collateral Agent by the insurer or other language satisfactory to the Collateral Agent.  Each Grantor will, if so reasonably requested by the Collateral Agent, deliver to the Collateral Agent original or duplicate policies of such insurance.  Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 11 may be paid directly to the Person who shall have incurred liability covered by such insurance.

SECTION 12.  Post-Closing Changes.  Each Grantor agrees to promptly notify the Collateral Agent in writing of any change to its legal name, type of organization, jurisdiction of organization or organizational identification number (if any) and shall take all action reasonably required by the Collateral Agent for the purposes of perfecting or protecting the security interest granted by this Agreement.  Each Grantor will hold and preserve its records relating to the Collateral, including, without limitation and the Related Contracts, and will permit representatives of the Collateral Agent at any reasonable time during normal business hours to inspect and make abstracts from such records and other documents, upon reasonable advance notice to such Grantor; provided that, excluding any such visits and inspections during the continuance of an Event of Default, only the Collateral Agent may exercise rights under this Section 12 and the Collateral Agent shall not exercise such rights more often than one (1) time during any calendar year absent the existence of an Event of Default; provided further that, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or any Lender (or any respective representative or independent contractor) may do any of the foregoing at the reasonable expense of such Grantor at any time during normal business hours and upon reasonable advance notice. If any Grantor does not have an organizational identification number and later obtains one, within thirty (30) days, it will notify the Collateral Agent of such organizational identification number.

SECTION 13.  As to Intellectual Property Collateral.  (a)  With respect to each item of its Intellectual Property Collateral that is material to the business of any Grantor (any such item of Intellectual Property Collateral being “Material Intellectual Property Collateral”), except to the extent failure to act could not reasonably be expected to have a Material Adverse Effect, with respect to each item of Material Intellectual Property Collateral owned by such Grantor, each Grantor agrees to take, at its expense, commercially reasonable actions that it determines are necessary in accordance with the exercise of its business discretion, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority, to (i) maintain the validity and enforceability of such Material Intellectual Property Collateral and maintain such Material Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such Material Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.

(b)                                 Except as could not be reasonably expected to have a Material Adverse Effect, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Material Intellectual Property Collateral may lapse, be terminated or become invalid or unenforceable or placed in the public domain (or, in case of a trade secret, lose its competitive value) other than the expiration of patents at the end of their statutory term.

(c)                                  Except when failure to do so could not reasonably be expected to cause a Material Adverse Effect, each Grantor shall take commercially reasonable actions that it determines are necessary in accordance with the exercise of its business discretion to preserve and protect each item of its Material Intellectual Property Collateral.

(d)           With respect to its Material Intellectual Property, on the Closing Date or such later date as provided under the terms of the Credit Agreement or which the Collateral Agent consents to in writing, each Grantor agrees to execute and deliver to the Collateral Agent, with respect to all Material Intellectual Property that is registered or with respect to which registration is pending (i) an agreement, in substantially the form set forth in Exhibit B hereto or otherwise in form and substance reasonably satisfactory to the Collateral Agent (a “Copyright Security Agreement”), (ii) an agreement, in substantially the form set forth in Exhibit C hereto or otherwise in form and substance reasonably satisfactory to the Collateral Agent (a “Patent Security Agreement”) and (iii) an agreement, in substantially the form set forth in Exhibit D hereto or otherwise in form and substance reasonably satisfactory to the Collateral Agent (a “Trademark Security Agreement” and, together with each Copyright Security Agreement and each Patent Security Agreement, the “Intellectual Property Security Agreements”), in each case for recording the security interest granted hereunder to the Collateral Agent in such Intellectual Property Collateral with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable.

(e)           Each Grantor agrees that should it obtain an ownership interest in any item of the type set forth in Section 1(g) that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Material Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto.  After the end of each fiscal quarter of the Borrower, as set forth in Section 6.14(b) of the Credit Agreement, each Grantor shall provide written notice to the Collateral Agent identifying the After-Acquired Intellectual Property consisting of material patents, patent applications, trademark registrations, trademark applications, copyright registrations, and copyright applications acquired during such fiscal quarter, and such Grantor shall execute and deliver to the Collateral Agent with such written notice, or otherwise authenticate, an agreement in form and substance reasonably satisfactory to the Collateral Agent (an “IP Security Agreement Supplement”) covering such After-Acquired Intellectual Property, which IP Security Agreement Supplement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect (subject to the exceptions contained herein and in the Credit Agreement) the security interest hereunder in such After-Acquired Intellectual Property in the United States.

SECTION 14.  Commercial Tort Claims.  Each Grantor will promptly after the end of each fiscal quarter give notice to the Collateral Agent of any commercial tort claim individually in excess of $2,500,000 that may arise after the date hereof and will immediately execute or otherwise authenticate a supplement to this Agreement, and otherwise take all necessary action, to subject such commercial tort claim to the first priority security interest created under this Agreement.

SECTION 15.  Transfers and Other Liens.  (a)  Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral and options relating to Collateral permitted under the terms of the Credit Agreement or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Loan Documents.

SECTION 16.  Collateral Agent Appointed Attorney in Fact.  Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor’s attorney in fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, in the Collateral Agent’s reasonable discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to effect the provisions of this Agreement, including, without limitation:

(a)           to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to Section 11,

(b)           to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c)           to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with subsection (a) or (b) above, and

(d)           to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or the rights of the Collateral Agent with respect to any of the Collateral.

SECTION 17.  Collateral Agent May Perform.  If any Grantor fails to perform any agreement contained herein, the Collateral Agent may, but without any obligation to do so, with notice (or upon the occurrence and during the continuance of an Event of Default, without notice), itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under Section 21.

SECTION 18.  The Collateral Agent’s Duties.  The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty (other than as imposed by law, this Agreement or any other Loan Document) as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property or as required by law and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Collateral Agent in good faith, except to the extent that such liability arises from the Collateral Agent’s gross negligence, bad faith or willful misconduct.

SECTION 19.  As to Receivables and Security Collateral.  The Collateral Agent may at any time in the Collateral Agent’s own name, in the name of a nominee of the Collateral Agent or in the name of any Grantor communicate (by mail, telephone, facsimile or otherwise) with Account Debtors and obligors in respect of any Security Collateral to verify with such Persons, to the Collateral Agent’s satisfaction, the existence, the amount, the terms of, and any other matter relating to Receivables, payment intangibles, Security Collateral or Chattel Paper.

SECTION 20.  Remedies.  Subject to Section 8.02 of the Credit Agreement, if any Event of Default shall have occurred and be continuing:

(a)           The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may:  (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Receivables, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC.  Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)           Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 21) in whole or in part by the Collateral Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, as set forth in Section 8.03 of the Credit Agreement.

(c)           [Intentionally omitted].

(d)           The Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account or securities account.

(e)           The Collateral Agent may send to each bank party to any Control Agreement a “Notice of Exclusive Control” (or similar term) as defined in and under such Agreement.

(f)            In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Collateral Agent or its designee such Grantor’s know-how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

(g)           If the Collateral Agent shall determine to exercise its right to sell all or any of the Security Collateral of any Grantor pursuant to this Section 20, each Grantor agrees that, upon request of the Collateral Agent, such Grantor will, at its own reasonable expense, do or cause to be done all such other commercially reasonable acts and things as may be reasonably necessary to make such sale of such Security Collateral or any part thereof valid and binding and in compliance with applicable law.

(h)           Notwithstanding anything to the contrary in this Agreement, the exercise of remedies by the Collateral Agent under this Agreement upon the occurrence and during the continuance of an Event of Default shall be subject to Section 8.02 of the Credit Agreement.

SECTION 21.  Indemnity and Expenses.  (a)  Each Grantor agrees to indemnify, defend and save and hold harmless each Secured Party and each Representative Party (as defined below) of any of the foregoing Persons (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel (which shall be limited to one (1) counsel to the Collateral Agent and the Lenders (exclusive of one local counsel to the Collateral Agent and the Lenders in each appropriate jurisdiction), unless (x) the interests of the Collateral Agent and the Lenders are sufficiently divergent, in which case one (1) additional counsel may be appointed and (y) if the interests of any Lender or group of Lenders (other than all of the Lenders) are distinctly or disproportionately affected, one (1) additional counsel for such Lender or group of Lenders))) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or such Indemnitee’s Representative Parties or (y) result from a claim brought by any Grantor against an Indemnitee for breach of such Indemnitee’s obligations under this Agreement, if such Grantor has obtained a final judgment in its favor on such claim as determined by a court of competent jurisdiction.  For purposes of this Section 21(a), “Representative Parties” means, as to any Person, (i) such Person’s officers, directors and employees and (ii) such Person’s Affiliates, agents, advisers and other representatives, in each case to the extent acting at the direction of such Person.

(b)           Each Grantor will within 30 days of written demand pay to the Collateral Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and reasonable out-of-pocket expenses of its counsel and of any experts and agents, that the Collateral Agent may incur in connection with (i) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (ii) the exercise or enforcement of any of the rights of the Collateral Agent or the other Secured Parties hereunder or (iii) the failure by such Grantor to perform or observe any of the provisions hereof.

SECTION 22.  Amendments; Waivers; Additional Grantors; Etc.  (a)  No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent and the Grantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b)           Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit E hereto (each a “Security Agreement Supplement”),

such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, each reference in this Agreement and the other Loan Documents to the “Collateral” shall also mean and be a reference to the Collateral granted by such Additional Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Security Agreement Supplement.

SECTION 23.  Notices, Etc.  All notices and other communications provided for hereunder shall be either (a) in writing (including telegraphic, telecopier or telex communication) and mailed, telegraphed, telecopied, telexed or otherwise delivered or (b) by electronic mail (if electronic mail addresses are designated as provided below) confirmed immediately in writing, in the case of the Borrower or the Collateral Agent (as provided for the Administrative Agent thereunder), addressed to it at its address specified in the Credit Agreement and, in the case of each Grantor other than the Borrower, addressed to it at its address set forth opposite such Grantor’s name on the signature pages hereto or on the signature page to the Security Agreement Supplement pursuant to which it became a party hereto; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties.  All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (a) actual receipt by the relevant party hereto and (b) (i) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (ii) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (iii) if delivered by facsimile, when sent and receipt has been confirmed; and (iv) if delivered by electronic mail, when delivered.  Delivery by telecopier of “pdf” of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.

SECTION 24.  Continuing Security Interest; Assignments under the Credit Agreement.  This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Secured Obligations (other than (x) obligations with respect to Secured Hedge Agreements, (y) Cash Management Obligations not yet due and payable and (z) the contingent obligations not yet accrued and payable under the Loan Documents), (ii) the Maturity Date for the Revolving Credit Facility, (iii) the Maturity Date for the Term Loan Facility and (iv) the termination or expiration of all Letters of Credit, (b) be binding upon each Grantor, its permitted successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective permitted successors, transferees and assigns.  Without limiting the generality of the foregoing subsection (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 10.07 of the Credit Agreement.

SECTION 25.  Release; Termination.  (a)  Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor in accordance with the terms of the Loan Documents (other than sales of Inventory in the ordinary course of business), the Collateral Agent will, at such Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) such Grantor shall have delivered to the Collateral Agent a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, together with a form of release for execution by the Collateral Agent and a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Collateral Agent may reasonably request, and (ii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with Section 2.05(b) of the Credit Agreement shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Collateral Agent when and as required under Section 2.05(b) of the Credit Agreement.

(b)           Upon the latest of (i) the payment in full in cash of the Secured Obligations (other than (x) obligations with respect to Secured Hedge Agreements, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable under the Loan Documents), (ii) the Maturity Date for the Revolving Credit Facility, (iii) the Maturity Date for the Term Loan Facility and (iv) the cash collateralization, back-stop (on terms reasonably satisfactory to the Collateral Agent), termination or expiration of all Letters of Credit, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor.  Upon any such termination, the Collateral Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

SECTION 26.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 27.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

UHS HOLDCO, INC.

By:	/s/ Rex T. Clevenger
Name: Rex T. Clevenger
Title: CFO & Executive Vice President

Address for Notices:

UNIVERSAL HOSPITAL SERVICES, INC.

By:	/s/ Rex T. Clevenger
Name: Rex T. Clevenger
Title: CFO & Executive Vice President

Address for Notices: